UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULE 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13d-2

(Amendment No. 1)*

Avalara, Inc.
(Name of Issuer)

Common Stock, par value $0.001 per share
(Title of Class of Securities)

05338G106
(CUSIP Number)

Dino Verardo
Sageview Capital, L.P.
55 Railroad Avenue
Greenwich, CT 06830
Tel. No.: 203-625-4215
(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

with a copy to

Raphael M. Russo, Esq.
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064

December 31, 2019
 (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 05338G106	SCHEDULE 13G	Page 2 of 23

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Sageview Avalara Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 05338G106	SCHEDULE 13G	Page 3 of 23

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Sageview Avalara Partners I, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0
12	TYPE OF REPORTING PERSON PN

CUSIP No. 05338G106	SCHEDULE 13G	Page 4 of 23

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Sageview Capital Master, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 05338G106	SCHEDULE 13G	Page 5 of 23

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Sageview Capital Partners (A), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 05338G106	SCHEDULE 13G	Page 6 of 23

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Sageview Capital Partners (B), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 05338G106	SCHEDULE 13G	Page 7 of 23

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Sageview Partners (C) (Master), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 05338G106	SCHEDULE 13G	Page 8 of 23

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Sageview Capital GenPar, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 05338G106	SCHEDULE 13G	Page 9 of 23

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Sageview Capital GenPar, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 05338G106	SCHEDULE 13G	Page 10 of 23

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Sageview Capital MGP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 05338G106	SCHEDULE 13G	Page 11 of 23

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Sageview Capital, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 05338G106	SCHEDULE 13G	Page 12 of 23

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Edward A. Gilhuly
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 325,622
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 325,622
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 325,622
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.4%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 05338G106	SCHEDULE 13G	Page 13 of 23

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Scott M. Stuart
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 269,556
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 269,556
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 269,556
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.4%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 05338G106	SCHEDULE 13G	Page 14 of 23

Item 1.	(a)	Name of Issuer

Avalara, Inc., a Washington corporation (the “Issuer”)

	(b)	Address of Issuer’s Principal Executive Offices

255 South King Street, Suite 1800 Seattle, WA 98104

Item 2.	(a)	Name of Person Filing

This Statement on Schedule 13G is being filed on behalf of the following persons (each, a “Reporting Person” and collectively, the “Reporting Persons”):

		(i)	Sageview Avalara Partners, L.P. (“SCA”)

		(ii)	Sageview Avalara Partners I, L.P. (“SCAI”)

		(iii)	Sageview Capital Master, L.P. (“Sageview Master”);

		(iv)	Sageview Capital Partners (A), L.P. (“Sageview (A)”);

		(v)	Sageview Capital Partners (B), L.P. (“Sageview (B)”);

		(vi)	Sageview Partners (C) (Master), L.P. (“Sageview (C)”);

		(vii)	Sageview Capital GenPar, Ltd. (“Sageview GenPar Ltd.”);

		(viii)	Sageview Capital GenPar, L.P. (“Sageview GenPar”);

		(ix)	Sageview Capital MGP, LLC (“Sageview MGP”);

		(x)	Sageview Capital, L.P. (“Sageview Capital”);

		(xi)	Edward A. Gilhuly; and

		(xii)	Scott M. Stuart.

	(b)	Address of Principal Business Office or, if none, Residence; (c) Citizenship

(i), (ii)  Sageview Avalara Partners, L.P. (“SCA”) and Sageview Avalara Partners I, L.P. (“SCAI”) are Delaware limited partnerships engaged  in the acquiring, holding and disposing of investments in various companies.  The principal business address of each of SCA and SCAI is 55 Railroad Avenue, Greenwich, Connecticut 06830.

(iii)  Sageview Master is a Cayman Islands exempted limited partnership formed in order to engage in the acquiring, holding and disposing of investments in various companies. The principal business office of Sageview Master is 55 Railroad Avenue, Greenwich, Connecticut 06830.

(iv), (v), (vi)  Sageview (A), Sageview (B) and Sageview (C) (collectively, the “Shareholders”) are collectively the holders of 100% of the limited partner interest in Sageview Master. Sageview (A) and Sageview (B) are Delaware limited partnerships and Sageview (C) is a Cayman Islands exempted limited partnership. The principal business office of each of the Shareholders is 55 Railroad Avenue, Greenwich, Connecticut 06830.

CUSIP No. 05338G106	SCHEDULE 13G	Page 15 of 23

(vii)  Sageview GenPar Ltd. is a Cayman Islands exempted limited partnership formed to act as the general partner of SCA, SCAI, Sageview Master and each of the Shareholders. The principal business office of Sageview GenPar Ltd. is 55 Railroad Avenue, Greenwich, Connecticut 06830.

(viii)  Sageview GenPar is a Delaware limited partnership formed to be the sole owner of Sageview GenPar Ltd. The principal business office of Sageview GenPar is 55 Railroad Avenue, Greenwich, Connecticut 06830. Sageview MGP is the general partner of Sageview GenPar.

(ix)  Sageview MGP is a Delaware limited liability company formed to act as the general partner of Sageview GenPar. The principal business office of Sageview MGP is 55 Railroad Avenue, Greenwich, Connecticut 06830. The managing members and controlling persons of Sageview MGP are Scott M. Stuart and Edward A. Gilhuly.

(x)  Sageview Capital is a Delaware limited partnership and the investment adviser to SCA, SCAI and each of the Shareholders.

(xi), (xii)  Mr. Gilhuly is a managing member and controlling person of Sageview MGP. Mr. Gilhuly is a United States citizen whose business address is c/o Sageview Capital, L.P., 245 Lytton Ave, Suite 250, Palo Alto, California 94301. Mr. Gilhuly’s principal occupation is to act as Co-President of Sageview Management, LLC, the general partner of Sageview Capital (“Sageview Management”).  Mr. Stuart is a managing member and controlling person of Sageview MGP. Mr. Stuart is a United States citizen whose business address is 55 Railroad Avenue, Greenwich, Connecticut, 06830. Mr. Stuart’s principal occupation is to act as Co-President of Sageview Management.  As a managing member of Sageview MGP and Co-Presidents of Sageview Management, each of Messrs. Stuart and Gilhuly may be deemed to beneficially own any shares of common stock that Sageview MGP and Sageview Capital may beneficially own or be deemed to beneficially own.

Each such individual disclaims beneficial ownership of such shares. Neither the filing of this Schedule 13G nor any of its contents shall be deemed to constitute an admission that any Reporting Person is the beneficial owner of the common stock referred to herein for purposes of Section 13(g) of the Exchange Act or for any other purpose, and such beneficial ownership is expressly disclaimed.

	(d)	Title of Class of Securities

Common stock, par value $0.0001 per share (the “Shares”)

	(e)	CUSIP Number

05338G106

Item 3.	If this statement is filed pursuant to §§ 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable.

CUSIP No. 05338G106	SCHEDULE 13G	Page 16 of 23

Item 4.	Ownership

All ownership percentages set forth herein assume that there are 76,941,547 Shares outstanding, representing the total number of Shares reported outstanding as of October 31, 2019 in the Quarterly Report of the Issuer filed on Form 10-Q with the Securities and Exchange Commission (the “SEC”) for the period ended September 30, 2019.

(a) Amount Beneficially Owned

See row 9 of cover page of each reporting person

(b) Percent of Class

See row 11 of cover page of each reporting person

(c) Number of Shares as to which such person has

(i) sole power to vote or to direct the vote: See row 5 of cover page of each reporting person

(ii) shared power to vote or to direct the vote: See row 6 of cover page of each reporting person

(iii) sole power to dispose or to direct the disposition of: See row 7 of cover page of each reporting person

(iv) shared power to dispose or to direct the disposition of: See row 8 of cover page of each reporting person

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following box ☒.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

CUSIP No. 05338G106	SCHEDULE 13G	Page 17 of 23

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

Not applicable.

Item 8.	Identification and Classification of Members of the Group

Not applicable.

Item 9.	Notice of Dissolution of Group

Not applicable.

Item 10.	Certifications

Not applicable.

CUSIP No. 05338G106	SCHEDULE 13G	Page 18 of 23

SIGNATURE

After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Date:  February 11, 2020

SAGEVIEW AVALARA PARTNERS, L.P.

By:	Sageview Capital GenPar, Ltd., its General Partner

By:	/s/ Edward A. Gilhuly
Name: Edward A. Gilhuly
Title: Director

SAGEVIEW AVALARA PARTNERS I, L.P.

By:	Sageview Capital GenPar, Ltd., its General Partner

By:	/s/ Edward A. Gilhuly
Name: Edward A. Gilhuly
Title: Director

SAGEVIEW CAPITAL MASTER, L.P.

By:	Sageview Capital GenPar, Ltd., its General Partner

By:	/s/ Edward A. Gilhuly
Name: Edward A. Gilhuly
Title: Director

SAGEVIEW CAPITAL PARTNERS (A), L.P.

By:	Sageview Capital GenPar, Ltd., its General Partner

By:	/s/ Edward A. Gilhuly
Name: Edward A. Gilhuly
Title: Director

SAGEVIEW CAPITAL PARTNERS (B), L.P.

By:	Sageview Capital GenPar, Ltd., its General Partner

By:	/s/ Edward A. Gilhuly
Name: Edward A. Gilhuly
Title: Director

CUSIP No. 05338G106	SCHEDULE 13G	Page 19 of 23

SAGEVIEW PARTNERS (C) (MASTER), L.P.

By:	Sageview Capital GenPar, Ltd., its General Partner

By:	/s/ Edward A. Gilhuly
Name: Edward A. Gilhuly
Title: Director

SAGEVIEW CAPITAL GENPAR, LTD.

By:	/s/ Edward A. Gilhuly
Name: Edward A. Gilhuly
Title: Director

SAGEVIEW CAPITAL GENPAR, L.P.

By:	Sageview Capital MGP, LLC, its General Partner

By:	/s/ Edward A. Gilhuly
Name: Edward A. Gilhuly
Title: Co-President

CUSIP No. 05338G106	SCHEDULE 13G	Page 20 of 23

SAGEVIEW CAPITAL MGP, LLC

By:	/s/ Edward A. Gilhuly
Name: Edward A. Gilhuly
Title: Co-President

SAGEVIEW CAPITAL, L.P.

By:	Sageview Management, LLC, its General Partner

By:	/s/ Edward A. Gilhuly
Name: Edward A. Gilhuly
Title: Director

/s/ Edward A. Gilhuly
EDWARD A. GILHULY

/s/ Scott M. Stuart
SCOTT M. STUART

CUSIP No. 05338G106	SCHEDULE 13G	Page 21 of 23

EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of this Schedule 13G.  This Joint Filing Agreement shall be included as an Exhibit to such joint filing.  In evidence thereof, each of the undersigned, being duly authorized, hereby executed this Agreement.

Date:   February 11, 2020

SAGEVIEW AVALARA PARTNERS, L.P.

By:	Sageview Capital GenPar, Ltd., its General Partner

By:	/s/ Edward A. Gilhuly
Name: Edward A. Gilhuly
Title: Director

SAGEVIEW AVALARA PARTNERS I, L.P.

By:	Sageview Capital GenPar, Ltd., its General Partner

By:	/s/ Edward A. Gilhuly
Name: Edward A. Gilhuly
Title: Director

SAGEVIEW CAPITAL MASTER, L.P.

By:	Sageview Capital GenPar, Ltd., its General Partner

By:	/s/ Edward A. Gilhuly
Name: Edward A. Gilhuly
Title: Director

SAGEVIEW CAPITAL PARTNERS (A), L.P.

By:	Sageview Capital GenPar, Ltd., its General Partner

By:	/s/ Edward A. Gilhuly
Name: Edward A. Gilhuly
Title: Director

SAGEVIEW CAPITAL PARTNERS (B), L.P.

By:	Sageview Capital GenPar, Ltd., its General Partner

By:	/s/ Edward A. Gilhuly
Name: Edward A. Gilhuly
Title: Director

CUSIP No. 05338G106	SCHEDULE 13G	Page 22 of 23

SAGEVIEW PARTNERS (C) (MASTER), L.P.

By:	Sageview Capital GenPar, Ltd., its General Partner

By:	/s/ Edward A. Gilhuly
Name: Edward A. Gilhuly
Title: Director

SAGEVIEW CAPITAL GENPAR, LTD.

By:	/s/ Edward A. Gilhuly
Name: Edward A. Gilhuly
Title: Director

SAGEVIEW CAPITAL GENPAR, L.P.

By:	Sageview Capital MGP, LLC, its General Partner

By:	/s/ Edward A. Gilhuly
Name: Edward A. Gilhuly
Title: Co-President

CUSIP No. 05338G106	SCHEDULE 13G	Page 23 of 23

SAGEVIEW CAPITAL MGP, LLC

By:	/s/ Edward A. Gilhuly
Name: Edward A. Gilhuly
Title: Co-President

SAGEVIEW CAPITAL, L.P.

By:	Sageview Management, LLC, its General Partner

By:	/s/ Edward A. Gilhuly
Name: Edward A. Gilhuly
Title: Director

/s/ Edward A. Gilhuly
EDWARD A. GILHULY

/s/ Scott M. Stuart
SCOTT M. STUART